Exhibit 4.2
ARBORGEN INC.
STOCKHOLDERS AGREEMENT
     THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of this 1st day of June, 2010, by and among ArborGen Inc., a Delaware corporation (the “Company”), and Rubicon Industries USA, LLC, a Delaware limited liability company, International Paper Company, a New York corporation, MeadWestvaco Corporation, a Delaware corporation, and such other Persons that may become a party to this Agreement pursuant to Section 13 hereof from time to time (collectively, the “Stockholders”).
Recitals
     A. The Company was originally formed on February 10, 2000, as a limited liability company under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware (the “Formation Date”).
     B. Effective as of the date hereof (the “Conversion Date”), the Company has been converted from a limited liability company to a corporation under the laws of the State of Delaware by the filing of a Certificate of Conversion and a Certificate of Incorporation (as amended from time to time, including by any Certificate of Designation, the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware.
     C. In connection with such conversion, the Company and the Stockholders entered into that certain Conversion Agreement dated as of the date hereof (the “Conversion Agreement”), pursuant to which the Company issued to the Stockholders, in exchange for their limited liability company membership interests outstanding at the time of conversion, an aggregate of 30,000,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”).
     D. Pursuant to the Conversion Agreement, the parties are required to enter into this Agreement for the purposes, among others, of (i) limiting the manner and terms by which the Stockholders’ shares of Common Stock (“Shares”) may be transferred, (ii) assuring continuity in the management and ownership of the Company and (iii) establishing the composition of the Company’s board of directors (the “Board”).
     E. Prior the conversion, the Stockholders were parties to that certain Amended and Restated Limited Liability Company Agreement dated as of October 31, 2007, as amended (the “Operating Agreement”).
     NOW, THEREFORE, in consideration of the premises and the covenants and undertakings hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. DEFINITIONS. For purposes of this Agreement, the following initially capitalized terms shall have the following meanings (initially capitalized terms defined elsewhere in this

Agreement shall have the meanings set forth elsewhere in this Agreement):
          (a) “Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person. For purposes of this Agreement, “control” means the possession, directly or indirectly, of at least forty percent (40%) of the voting stock of a corporate entity or, in the absence of the ownership of at least forty percent (40%) of the voting stock of a corporate entity or in the case of a non-corporate business entity or non-profit corporation, possession, directly or indirectly, of the power to direct the management or policies of such Person.
          (b) “Ancillary Agreements” means the license agreements and each other agreement in effect at the execution of the Operating Agreement between the Company, on one hand, and a Stockholder on the other hand.
          (c) “Bankruptcy” means, with respect to a Person:
          (i) the commencement against such Person of proceedings for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition, or extension of debts, provided such proceeding shall not have been dismissed, nullified, stayed, or otherwise rendered ineffective (but only so long as such ineffectiveness shall continue in force) within ninety (90) days after the commencement of such proceedings;
          (ii) the commencement by such Person of proceedings for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition, or extension of debts;
          (iii) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, trustee, manager or assignee in bankruptcy or insolvency of such Person or of a substantial part of such Person’s property, or for the winding up or liquidation of its affairs, which decree or order remains in force undischarged and unstayed for a period of ninety (90) days; or
          (iv) a general assignment by such Person for the benefit of creditors or the admission by such Person in writing of its inability to pay its debts generally as they become due.
          (d) “Change In Control” means the acquisition by any Person or group of Persons of at least forty percent (40%) of the issued and outstanding shares of common stock or other voting securities of another Person, or in the case of a non-corporate business entity or non-profit corporation, a change, directly or indirectly, of the power to direct the management or policies of such Person.

          (e) “Disposition” means any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law) and “dispose” shall be construed accordingly.
          (f) “GAAP” means U.S. generally accepted accounting principles consistently applied.
          (g) “IPO” means the initial public offering of the common equity of the Company, whether such offering is a primary offering, a secondary offering or a combination of the two, pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.
          (h) “Non-Transgenic Tree Business” means a Tree Business that is not a Transgenic Tree Business.
          (i) “Person” means an individual, trust, governmental authority, estate, or any incorporated or unincorporated company, corporation, limited liability company, partnership or other organization.
          (j) “Proceeding” means any arbitration or administrative or judicial adversarial proceeding or hearing, civil, criminal or investigative, the result of which may be that a court, arbitrator, mediator or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding.
          (k) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          (l) “Stockholder Veto Right” means the right of a Stockholder to veto, in its sole discretion, the Disposition of any Shares, or any interest therein, to any Person.
          (m) “Taxable Year” means the fiscal period of twelve months ending on the last day of each March.
          (n) “Transgenic Tree Business” means a Tree Business conducted using in any manner any Transgenic Tree Improvement Technologies.
          (o) “Transgenic Tree Improvement Technologies” means any and all of (i) the introduction into or modification of one or more segments of DNA of a plant genome which would not naturally occur in that plant or in that configuration without genetic transformation, mutagenesis, other methods to make intentional alterations of the DNA in the genome, or other in vitro techniques; (ii) the introgression into target cultivars of one or more specific DNA sequences or chromosomal regions, whose function or utility was identified through a research program utilizing a methodology described in either clause (i) or (iii) of this definition, which can be facilitated through utilizing detection of small DNA subregions by molecular markers (to include RFLP, AFLP, SSR, microsatellite, and SNP type markers or other functionally similar molecular markers as well as selectable markers or inserted DNA sequences) in breeding one or more genes into the target cultivars to develop new elite cultivars; or (iii) the inhibition of the flow, or the excision, of genetic information which proceeds from DNA to RNA to protein in a plant, which inhibition or excision would not naturally occur in that plant. For avoidance of doubt, Transgenic Tree Improvement Technologies does not include conventional tree improvement involving the use of molecular markers and/or mutagenesis.
          (p) “Tree Business” means the (i) breeding, research, development, production, use, commercialization and sale of any trees and woody shrubs, including germplasm, genes, plant material, plant tissue, somatic embryos, propagative materials, seeds and pollen related thereto, for any purpose, (ii) the research, development, production, use, commercialization and sale of any related propagation or production technologies, and (iii) the development, production, use, commercialization or sale of all intellectual property related to any of the activities described in clause (i) or (ii).
     2. PRESENT STOCKHOLDERS. Set forth on Schedule 1 attached hereto is a list of all the Stockholders of the Company and their respective ownership of Shares as of the date hereof. Schedule 1 shall be updated and amended from time to time by the Company to reflect such other Persons that may become parties to this Agreement from time to time in accordance with Section 13 and the other provisions hereof.
     3. TRANSFER RESTRICTIONS ON SHARES.
          (a) General. Each Stockholder agrees not to Dispose of any Shares, in whole or in part, except as provided in this Section 3 or the provisions of Exhibit A.
          (b) Dispositions Not in Compliance with This Section Void. Any attempted Disposition of any Shares, or any interest therein, not in compliance with this Section 3 or the provisions of Exhibit A shall be null and void ab initio.
          (c) Dissolution or Redemption upon Bankruptcy or Breach of a Stockholder. In the event of the Bankruptcy of any Stockholder or in the event that any Stockholder shall be in material breach of this Agreement and shall fail to cure such material breach within a term of sixty (60) days from the date of notice to that effect given by another Stockholder (hereinafter, a “Breaching Stockholder”), then a majority of the other Stockholders may elect, by giving notice of such election to the Company and each of the other Stockholders:
          (i) to require that each of the Stockholders consent in writing to the dissolution of the Company in accordance with Section 275 of the General Corporation Law of the State of Delaware, as amended from time to time or any successor to such section. Such notice shall include a form of resolution reasonably satisfactory to the Company. Promptly after receipt of any such notice, each Stockholder shall take all such actions necessary to adopt such resolution and take all such other actions in connection therewith as may be reasonably requested in such notice; or
          (ii) to require that the Company repurchase all of the Shares held by such Breaching Stockholder, and that such Breaching Stockholder sell all such Shares to the Company, for a purchase price equal to the lesser of (A) the Breaching Stockholder’s allocable share of the stockholders’ equity of the Company as of the date of such notice, as determined by the Board in accordance with the financial statements of the Company prepared in accordance with GAAP; or (B) an amount equal the Breaching Stockholder’s Additional Capital Contributions (as defined in the Operating Agreement) made after the fifth anniversary of the Formation Date but prior to the Conversion Date, plus the aggregate purchase price paid by the Breaching Stockholder for all Additional Stock Purchases made by the Breaching Stockholder at any time on or after the Conversion Date. Promptly after receipt by the Company of any such notice, the Board shall cause the Company to repurchase such Shares from the Breaching Stockholder in accordance with this Section.
In either event, the Company shall have a paid-up, non-exclusive license to use intellectual property licensed to the Company by the Breaching Stockholder.
     (d) Third-Party Disposition Procedures.
          (i) A Stockholder (the “Selling Stockholder”) may sell all or any of its Shares to any third-party purchaser for cash or other consideration, provided that (A) the Selling Stockholder has received a bona fide offer from such third party (a “bona fide” offer, for purposes of this clause, shall be an offer from a third party having the financial capabilities to meet the obligations of the Selling Stockholder under this Agreement and having the business experience and expertise reasonably necessary to further the business objectives of the Company as set by the Board); (B) the Selling Stockholder allows the remaining Stockholders collectively to match the offer; and (C) such Disposition is subject to the Stockholder Veto Right. Notwithstanding anything herein to the contrary, no Stockholder may make any Disposition of any Shares or any interest therein (whether or not such Disposition is a Permitted Disposition hereunder) to a Person unless and until such Person executes and delivers to the Company a Joinder Agreement in accordance with Section 13 hereof. To satisfy clause (A) above, the Selling Stockholder shall present a written offer to the remaining Stockholders, through the Board, stating the name of the proposed purchaser, the proposed price and all other basic purchase terms. The remaining Stockholders shall have the right for a period of sixty (60) days from receipt of such written offer to elect to accept such written offer on the same terms and conditions applicable to such proposed purchaser or to exercise their Stockholder Veto Right (in which case, unless otherwise agreed in writing among the remaining Stockholders, the remaining Stockholders shall have the right to purchase the Shares of the Selling Stockholder pro rata based on the number of Shares owned by the remaining Stockholders). If a Stockholder Veto Right is exercised and the Selling Stockholder elects to proceed with the Disposition of its Shares, then the remaining Stockholders shall have the right to purchase the Selling Stockholder’s Shares by accepting the terms and conditions applicable to the proposed third-party purchaser. If the remaining Stockholders decline to accept such terms and conditions, then the Stockholder who exercised the Stockholder Veto Right shall be required to accept the terms and conditions applicable to the proposed third-party purchaser.
          (ii) In the event that all of the remaining Stockholders do not desire to accept such offer to purchase such Shares from the Selling Stockholder, the remaining Stockholder or Stockholders who wish to purchase such Shares may do so at the proposed price, pro rata based on the number of Shares held by such remaining Stockholders unless otherwise agreed in writing among such remaining Stockholders, subject to approval of a majority of the Representatives of the non-selling Stockholders. The Stockholder Veto Right and right of first refusal contained in this Section 3(d) shall expire upon (A) the closing of an IPO, or (B) the merger or consolidation of the Company with or into any other Person other than a transaction in which the Shares are not affected or the Stockholders, as a result of the conversion of their Shares in such transaction, own one hundred percent (100%) of the equity interests of the surviving or resulting entity.
          (e) Change in Control. In the event of a Change In Control of a Stockholder, without the prior written consent of the remaining Stockholders, based on a majority of votes to which the Representatives of the remaining Stockholders are entitled, which consent shall not be withheld unreasonably, the remaining Stockholders, by such majority vote, may elect to treat such Change in Control as a material breach and invoke the procedures set forth in Section 3(c) above. For purposes of this paragraph, consent shall be deemed to have been reasonably withheld if the Person acquiring control of such Stockholder is a direct competitor of the Company or does not have the financial resources to meet such Stockholder’s commitments under this Agreement.
          (f) Permitted Dispositions. Notwithstanding any other provisions of this Section 3, a Disposition of all of the Shares held by a Stockholder to an Affiliate of that Stockholder may be made without restriction (a “Permitted Disposition”), provided that if such transferee, being an Affiliate of that Stockholder at the date of the transfer, shall subsequently cease to be such an Affiliate while holding Shares in the Company, then the Stockholder shall be deemed to be a Selling Stockholder in respect of all of its Shares, the Affiliate shall be deemed to have made a bona fide offer and the provisions of Section 3(d) shall have effect accordingly.
4.	ADDITIONAL STOCK PURCHASES.
          (a) As and when the Board determines that the Company requires additional resources from time to time, and properly calls for an additional stock purchase by the Stockholders (an “Additional Stock Purchase”) in accordance with the Bylaws of the Company in order to raise such aggregate amount of proceeds as may be determined by the Board (the “Offering Amount”), each Stockholder agrees that it shall purchase from the Company additional Shares having an aggregate purchase price to be paid by such Stockholder (the “Stockholder Purchase Price”) equal to a pro rata portion of the Offering Amount based on the number of Shares owned by such Stockholder at the time of the approval of such Additional Stock Purchase by the Board. The proceeds received by the Company as a result of any such Additional Stock Purchase shall be used by the Company for the purposes determined by the vote of the Board authorizing such Additional Stock Purchase. Except as otherwise provided in

Sections 4(b), 4(d) and 4(g) below, in no event shall the Company issue any Shares to any Stockholder in connection with any Additional Stock Purchase until such time as each Stockholder has paid to the Company the full amount of its Stockholder Purchase Price.
          (b) In the event any Stockholder (a “Non-Purchasing Stockholder”) (x) shall fail to pay the full amount of its Stockholder Purchase Price in connection with any Additional Stock Purchase within the time period specified by the Board (which shall not be less than ten (10) days after such Stockholder’s receipt of notice from the Board in that regard) and (y) shall not have paid (either in connection with such Additional Stock Purchase, any previous Additional Stock Purchase during the then current Taxable Year or both) up to the Maximum Annual Price, then the other Stockholders who have paid their respective Stockholder Purchase Prices up to the Maximum Annual Price during the then current Taxable Year and who are paying the full amount of their respective Stockholder Purchase Prices in connection with such Additional Stock Purchase (the “Purchasing Stockholders”) may elect either to:
          (i) treat the failure to pay at least up to the Maximum Annual Price as a material breach of this Agreement upon the giving of written notice to the Non-Purchasing Stockholder, in which event (A) the Purchasing Stockholders shall be entitled to exercise (or cause the Company to exercise) all of the remedies upon a material breach as are set forth in Section 3(c), and (B) the Company shall issue Shares to each of the Purchasing Stockholders in consideration for the Stockholder Purchase Price paid by such Purchasing Stockholder in connection with such Additional Stock Purchase; or
          (ii) advance funds to the Company in accordance with Section 4(e) in an amount up to the amount of the Stockholder Purchase Price not paid by the Non-Purchasing Stockholder.
In the event a Non-Purchasing Stockholder (x) shall fail to pay the full amount of its Stockholder Purchase Price in connection with any Additional Stock Purchase within the time period specified by the Board and (y) shall have previously paid the Maximum Annual Price in connection with one or more previous Additional Stock Purchases during the then current Taxable Year, the Purchasing Stockholders shall have the right to advance funds to the Company in an amount up to the amount of the Stockholder Purchase Price not paid by the Non-Purchasing Stockholder in exchange for Shares to be issued to any such Purchasing Stockholders in accordance with Section 4(d).
          (c) A Stockholder shall not be in breach of this Agreement for failure to purchase any Shares in connection with any Additional Stock Purchase to the extent the purchase price thereof would cause the aggregate purchase price paid by such Stockholder pursuant to this Section 4 during any Taxable Year to exceed US$5,000,000 (the “Maximum Annual Price”).
          (d) In the event the amount paid by any Stockholder in connection with any Additional Stock Purchase causes such Stockholder to reach or exceed the Maximum Annual Price payable by such Stockholder, the Company shall issue Shares to such Stockholder in consideration for such amount (up to the Stockholder Purchase Price payable thereby) even though such Stockholder or one or more of the other Stockholders has not paid the full amount of its Stockholder Purchase Price. The provisions of Section 4(c) and this Section 4(d) shall not constitute a waiver of breach with respect to any further failure by such Stockholder (or any other Stockholder) to make required Additional Stock Purchases.
          (e) In the event any Non-Purchasing Stockholder shall fail to pay the full amount of its Stockholder Purchase Price with respect to any Additional Stock Purchase up to the Maximum Annual Price payable thereby, and any of the Purchasing Stockholders elect pursuant to Section 4(b)(ii) to advance to the Company the funds required from the Non-Purchasing Stockholder, then such advanced funds shall be deemed to be a loan to the Company (a “Purchasing Stockholder Loan”). Each Purchasing Stockholder Loan shall be dealt with in accordance with the provisions of Section 4(f). For the avoidance of doubt, the Purchasing Stockholders shall have the right to advance funds pro rata to the Company, as contemplated by Section 4(b)(ii) hereof and this Section 4(e), in an amount equal to the amount of the Maximum Annual Price minus the aggregate amount of such Non-Purchasing Stockholder’s purchases of Shares in connection with such Additional Stock Purchase or any previous Additional Stock Purchase during the then current Taxable Year.
          (f) Each Purchasing Stockholder Loan shall bear interest at a rate equal to the lesser of (i) the prime rate plus five percent (5%) per annum, compounded monthly, or (ii) the maximum rate of interest then permitted by law, compounded monthly. Except as set forth in Section 4(g), each Purchasing Stockholder Loan shall be repaid out of any subsequent dividends or other distributions that would otherwise be payable to the Non-Purchasing Stockholder, which amounts shall be applied first to interest and then to principal, until the Purchasing Stockholder Loan is paid in full.
          (g) In the event any Purchasing Stockholder Loan has not been repaid in full within forty-five (45) days after the date such Purchasing Stockholder Loan is made, then, at any time thereafter, each of the Purchasing Stockholders that elected to advance funds and make a Purchasing Stockholder Loan, as contemplated by Sections 4(b)(ii) and 4(e) hereof, may elect to take any of the following actions:
          (i) allow such Purchasing Stockholder’s Purchasing Stockholder Loan to remain outstanding, in which event such loan shall continue to bear interest and be repaid as provided in Section 4(f) above;
          (ii) in exchange for forgiveness of such Purchasing Stockholder’s Purchasing Stockholder Loan, require the Company to issue that number of Shares in the name of and to such Purchasing Stockholder having an aggregate issue price equal to the aggregate outstanding principal amount of such Purchasing Stockholder’s Purchasing Stockholder Loan, plus accrued and unpaid interest thereon; or
          (iii) such Purchasing Stockholder may treat the failure to repay such Purchasing Stockholder’s Purchasing Stockholder Loan as a material breach of this Agreement by the Non-Purchasing Stockholder upon the giving of written notice to the Non-Purchasing Stockholder and the expiration of thirty (30) days without such Purchasing Stockholder Loan being repaid, in which event the Purchasing Stockholders shall be entitled to exercise (or cause the Company to exercise) all of the remedies upon a material breach as are set forth in Section 3(c). In addition, in such event, all of the Purchasing Stockholders shall forgive the outstanding principal balance of the Purchasing Stockholder Loans, plus any accrued and unpaid interest thereon, and in consideration thereof, the Company shall issue Shares to each Purchasing Stockholder having an aggregate issue price equal to the aggregate principal amount of such Purchasing Stockholder’s Purchasing Stockholder Loan, plus accrued and unpaid interest thereon.
          (h) For the purposes, and solely for the purposes, of determining the number of Shares to be issued to any Stockholder pursuant to this Section 4, the purchase price per Share or issue price per Share, as the case may be, shall be deemed to be $15.00.
     5. REGISTRATION RIGHTS. The Stockholders shall be entitled to registration rights as set forth on Exhibit A.
     6. RESERVED.
     7. BOARD OF DIRECTORS.
          (a) From and after the date hereof, each Stockholder shall vote all his, her or its Shares which are voting shares and any other voting securities of the Company over which such Stockholder has voting control, and shall take all other necessary or desirable actions within his, her or its control (whether in his, her or its capacity as a stockholder, director, member of a Board committee or officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including calling special Board and stockholder meetings), so that:
          (i) The following persons shall be elected to the Board (collectively, the “Representatives”):
          (A) 2 representatives designated by International Paper Company (the “International Paper Directors”), with Kenneth Munson and David Liebetreu serving initially as the International Paper Directors as of the date hereof;
          (B) 2 representatives designated by MeadWestvaco Corporation, a Delaware corporation (the “MeadWestvaco Directors”), with Mark Watkins and Eugene Hundley serving initially as the MeadWestvaco Directors as of the date hereof; and
          (C) 2 representatives designated by Rubicon Industries USA, LLC (the “Rubicon Directors”), with Luke Moriarty and Bruce Burton serving initially as the Rubicon Directors as of the date hereof.
          (ii) A Stockholder may replace any Representative appointed by such

Stockholder in the event of a vacancy. Any Representative may be removed at any time, with or without cause, by the Stockholder entitled to appoint such Representative, but not otherwise.
          (iii) The position of Chairman of the Board shall alternate, annually, from the International Paper Directors, MeadWestvaco Directors and Rubicon Directors.
          (b) A Representative may bring support staff to Board meetings unless such staff is, by the affirmative vote of a majority of the whole Board, precluded from attending all or any portion of a meeting. Such staff shall be subject to confidentiality requirements deemed appropriate by the Board.
          (c) If any party fails to designate a Representative to fill a directorship pursuant to the terms of this Section 7, the individual previously holding such directorship shall be elected to such position, or if such individual fails or declines to serve, the election of an individual to such directorship shall be accomplished in accordance with the Certificate of Incorporation and Bylaws and applicable law; provided, however, that the Stockholders shall vote to remove such individual if the party or parties which failed to designate such directorship so direct.
     8. OPERATING POLICY AND DEVELOPMENT PLAN AND BUDGET. The Board, by affirmative vote of at least 90% of the whole Board, shall approve and adopt written Company operating procedures (the “Operating Policy”) and for each fiscal year a development plan and budget (the “Development Plan and Budget”). The Operating Policy shall address, among other areas, procedures for the execution and approval of agreements binding the Company (including specific authority levels of officers and Company employees), procedures for the execution and approval of agreements between the Company and stockholders, Affiliates, officers, and/or Company employees, and tax recording and accounting procedures. Each annual Development Plan and Budget shall (a) outline the operational, strategic and financial plans and milestones for the Company for the ensuing three fiscal years and (b) set forth the plan and budget for the business that the Company will carry out during the applicable fiscal year. A new Development Plan and Budget shall be adopted annually no later than thirty (30) days prior to first day of the fiscal year for which such Development Plan and Budget applies. In the event that the Board of Directors is unable to timely adopt an annual Development Plan and Budget, any Stockholder (the “Referring Stockholder”) may, by written notice to the other Stockholders, have such deadlock referred to the Chief Executive Officer of the Company (or a designee of the Chief Executive Officer with appropriate seniority and authority, excluding any member of the Board of Directors who represents the Referring Stockholder) for attempted resolution by good faith negotiations within the shorter of (i) fourteen (14) days after such notice is received or (ii) the number of days remaining before the first date of the fiscal year for which the Development Plan and Budget applies. Until any such deadlock is resolved, the existing Development Plan and Budget shall govern.

     9. NON-COMPETE.
          (a) Subject to the Ancillary Agreements and this Section 9, no Stockholder shall, during the period that it is a Stockholder or for five (5) years thereafter:
          (i) either alone or in collaboration with a third party, engage in any Transgenic Tree Business anywhere in the world; or
          (ii) either alone or in collaboration with a third party, engage in any Non-Transgenic Tree Business in Australia, New Zealand or the United States of America.
          (b) Notwithstanding anything in Section 9(a) to the contrary, it shall not be a violation of Section 9(a) for any Stockholder to:
          (i) acquire any Person who engages in the activities described in Section 9(a), so long as the predominant business of that acquired Person is not a (A) Transgenic Tree Business or a (B) Non-Transgenic Tree Business conducted in Australia, New Zealand or the United States of America, and that acquired Person does not derive (X) ten percent (10%) or more of its annual revenues from any Transgenic Tree Business conducted anywhere in the world, or (Y) twenty percent (20%) or more of its annual revenues from the sum of any revenues from its Transgenic Tree Business conducted anywhere in the world and its Non-Transgenic Tree Business conducted in the United States of America, New Zealand or Australia;
          (ii) continue to own and operate the business (including the Transgenic Tree Business and/or Non-Transgenic Tree Business) of any acquired Person satisfying Section 9(b)(i); or
          (iii) participate in or conduct research and development activities, anywhere in the world, and any related (A) breeding. production or use of trees and woody shrubs, or (B) production or use of propagation or production technologies or intellectual property including those that may relate to any Transgenic Tree Business or Non-Transgenic Tree Business, either alone or in collaboration with a Person other than the Company or a Stockholder, in each case for any purpose. For avoidance of doubt, this clause (iii) shall not include any commercialization or sale activities.
          (c) Except as specifically provided in this Agreement, nothing shall limit or restrict the Stockholders’ ability to compete with each other or with the Company. The vigorous and extensive competition presently existing between the Stockholders in markets outside the scope of this Agreement shall continue.
     10. COMPANY INTELLECTUAL PROPERTY. “Company Intellectual Property” includes patents, trade secrets, know-how, technology, germplasm, plant variety rights, trademarks, service marks, trade names, domain names, databases and copyrights and other information created or acquired by the Company and having value or providing a competitive advantage to the Company. Except as is otherwise provided in and subject to the terms of any Ancillary Agreement, all Company Intellectual Property created by the Company will be owned by the Company. Any goodwill associated with such Company Intellectual Property will inure to the benefit of the Company. Except as is otherwise provided in the Ancillary Agreements, the Company is responsible for filing, maintaining and prosecuting such applications for patents, industrial designs, plant breeders’ rights, trademark and copyright registrations, state or local registrations and other forms of intellectual property protection in the United States and all comparable protections in those countries where the Company does or anticipates doing business in order to protect Company Intellectual Property as the Company deems appropriate.
     11. REPRESENTATIONS AND WARRANTIES. Each Stockholder represents and warrants that:
          (a) it is duly organized, validly existing, and in good standing under the law of its state or other jurisdiction of incorporation or organization and that it has full organizational power to execute and agree to this Agreement and to perform its obligations hereunder;
          (b) this Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable in accordance with its terms;
          (c) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by it with any provisions hereof
          (i) conflicts with, or results in a breach or contravention of, or in a default or the creation of any lien under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which it is a party or by which it or its properties are bound, or
          (ii) violates any law, order, writ, injunction or decree applicable to it or any of its properties; and
          (d) no consent, approval or other action by any court, governmental authority or third party is required in connection with its execution, delivery and performance of this Agreement.
     12. SHARE CERTIFICATES. Upon the execution of this Agreement, the certificates of Common Stock subject to this Agreement and any other Shares transferred or issued shall bear a legend as follows:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, MORTGAGED, PLEDGED,

HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH STATE SECURITIES LAWS AND (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT.
THE VOTING AND TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT DATED AS OF JUNE 1, 2010, AS AMENDED AND IN EFFECT FROM TIME TO TIME, AMONG THE COMPANY AND THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY.
THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF OF THE COMPANY AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. SUCH REQUEST MAY BE MADE TO THE OFFICE OF THE SECRETARY OF THE COMPANY.
     13. TRANSFERS; FUTURE SALES. Prior to (i) the Company issuing Shares to any Person, or (ii) any Stockholder making any Disposition of any Shares, or any interest therein, to any Person, the Company or such Stockholder, as the case may be, shall cause such Person to execute and deliver to the Company and the Stockholders a Joinder Agreement in substantially the form of Exhibit B hereto, pursuant to which such Person shall become a party to, and become bound by and obligated to comply with the terms and provisions of, this Agreement. Such Person shall be deemed to be a Stockholder hereunder from and after the date such Person executes and delivers such Joinder Agreement. Promptly following any such action, the Company shall update Schedule 1 attached hereto and provide such Schedule 1, as updated, to the other parties to this Agreement
     14. ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements represent the entire understanding of the Stockholders with respect to the subject matter hereof among all the Stockholders and between the Stockholders and the Company.
     15. SUCCESSORS AND ASSIGNS. Subject to the provisions on Disposition set forth herein, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     16. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware without regard to Delaware’s conflict-of-laws rules. With respect to any action for breach or specific performance of this Agreement, each Stockholder hereby consents to personal jurisdiction in the United States District Court for the District of Delaware, or, in the event that such court lacks jurisdiction over the subject matter of such action, in a Delaware state court having such jurisdiction over the subject matter.
     17. DISPUTE RESOLUTION.
          (a) If there is a disagreement or dispute among the Stockholders and the Company in respect of this Agreement or the Ancillary Agreements or if the Stockholders and the Company are unable to agree on a matter which this Agreement or any such Ancillary Agreements provide shall be agreed among them and such dispute or disagreement remains unresolved for a period of seven (7) days, each Stockholder will designate a senior manager or officer to review and use every reasonable effort to develop a workable resolution to the disagreement or dispute. If the dispute remains unresolved for a further period of fourteen (14) days, the Stockholders will refer the dispute to their respective chief executives, who will use every reasonable effort to develop a workable resolution to the disagreement or dispute.
          (b) If no agreement has been reached in discussions among the respective chief executives within a further period of fourteen (14) days, any Stockholder may give written notice within a further period of seven (7) days of its intention to refer such dispute or difference to mediation.
          (c) If a request to mediate is made then the Stockholders shall endeavor to agree on a mediator within fourteen (14) days and shall promptly submit the matter in dispute to the mediator. The mediator shall discuss the matter with the Stockholders (separately or jointly in the discretion of the mediator) and endeavor to resolve it by agreement. Any dispute referred to mediation will be dealt with on an expeditious basis. All discussions in the mediation shall be without prejudice and shall not be referred to in any later proceeding. The Stockholders shall bear their own costs in the mediation and each shall pay towards the costs of the mediator an amount pro rata based on the number of Shares held by such Stockholders.
          (d) If:
          (i) no notice to mediate is given within the seven (7) day period referred to in paragraph (b); or
          (ii) no agreement on a mediator is reached within fourteen (14) days of a notice to mediate being given; or
          (iii) no agreement is reached within three (3) months of the appointment of a mediator, any Stockholder may pursue its remedies at law.
          (e) Upon a showing of a likelihood of irreparable harm, nothing in this Section 17 shall preclude a Stockholder from obtaining equitable relief from a court to preserve the status quo ante pending exhaustion of the non-judicial dispute resolution procedures provided herein.

     18. NOTICES. All notices required or permitted to be given or made under this Agreement shall be given or made in writing. Such notices shall be delivered by hand delivery, by facsimile or similar electronic means, by nationally recognized overnight courier, or by certified or registered mail, return receipt requested, addressed as set forth below. Any party may change its address for the purpose of this Section 18 by notice to the other Stockholders given in the manner set forth above.
(a)	If to Rubicon Industries USA, LLC:
Rubicon Limited Level 3 7-9 Fanshawe Street Auckland New Zealand Attention: Luke Moriarty Facsimile No.: 64-9-356-9801
(b)	If to International Paper Company:
International Paper Company 6400 Poplar Avenue Memphis, TN 38197 USA Attention: General Counsel Fax No.: (901) 419-3818
(c)	If to MeadWestvaco Corporation:
MeadWestvaco Corporation 11013 West Broad Glen Allen, VA 23060 USA Attention: General Counsel Fax No.: (203) 461-7587
(d)	If to the Company:
ArborGen Inc. 180 Westvaco Road Summerville, South Carolina 29484 Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:
Goodwin Procter LLP Exchange Place Boston, MA 02109 Attention: Mark T. Bettencourt, Esq.
     19. RIGHTS OF CREDITORS AND THIRD PARTIES. This Agreement is entered into among the Company and the Stockholders for the exclusive benefit of the Company, its Stockholders, and their successors and permitted assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Stockholder.
     20. CONFIDENTIALITY.
          (a) Except as otherwise provided in any agreement between the Company and any Stockholder, or provided herein, the Company (if a receiving party) and each Stockholder who is a receiving party shall treat as confidential and not disclose to any unauthorized third party (including a Stockholder’s employees or Affiliates having no need to know) or use any confidential information, technical data, or know-how of the Company (if a disclosing party) or any Stockholder who is a disclosing party, including, but not limited to, that which relates to research, product plans, products, services, customers, markets, software, developments, inventions, processes, designs, nucleic acid sequences, genes, drawings, engineering, hardware configuration information, marketing or finances, or other business or technical information (collectively “Confidential Information”).
          (b) The limitations in this Section 20 shall not apply to the extent Confidential Information:
          (i) was already in the possession of a receiving party or its Affiliate at the time such receiving party or its Affiliate obtained such Confidential Information;
          (ii) was or is published or otherwise is or becomes generally available to the public through no fault of such receiving party or its Affiliates;
          (iii) was or is lawfully made available to such receiving party or its Affiliate without restriction by any Person which is not bound by an obligation of confidentiality or use with respect to the information;
          (iv) was or is independently developed by such receiving party or its Affiliate; or
          (v) is required to be disclosed by operation of law or regulation (including in any Proceeding). In the event disclosure is required, the receiving party shall promptly inform the disclosing party whose Confidential Information is being disclosed and shall exercise all reasonable efforts to disclose such Confidential Information pursuant to a confidentiality agreement or protective order and in any event shall only disclose such Confidential Information to the extent so required.
          (c) Except as is otherwise provided in any agreement between the Company and any Stockholder, Confidential Information of a Stockholder provided by the Stockholder for the benefit of the Company shall remain the property of the Stockholder, and the Company and the other Stockholders shall keep confidential such Confidential Information and use the same solely for the purposes of the business of the Company solely during the period during which such Stockholder remains a Stockholder. If a Stockholder sells all of its Shares or the Company is sold to a third party, all Confidential Information belonging to such Stockholder, and not to the Company, will be returned to such Stockholder. All Confidential Information created by the Company will remain the property of the Company. The Company will take reasonable security measures to protect the secrecy of and prevent disclosure of Confidential Information belonging to both the Stockholders and the Company itself.
          (d) Nothing in this Section 20 shall be construed to prohibit disclosure by a receiving party of Confidential Information to a receiving party’s attorneys, auditors, or other consultants, provided such attorneys, auditors or other consultants are required to keep such Confidential Information in confidence. The obligations set forth in this Section 20 shall survive the termination of this Agreement.
          (e) Any Confidential Information supplied by any party to any other prior to the execution of this Agreement (including without limitation pursuant to the provisions of Section 15.9 of the Operating Agreement) shall be subject to the same treatment as the Confidential Information made available after the execution of this Agreement.
     21. GENDER AND NUMBER REFERENCES. All references to any gender or any reference to “it” or “its” shall include all genders, unless the context indicates otherwise; all references to the singular shall include the plural; and all references to the plural shall include the singular, unless the context indicates otherwise.
     22. REMEDIES. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.
     23. DESCRIPTIVE HEADINGS, ETC. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the term “including” herein shall mean “including without limitation.”

     24. NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as it was drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
     25. COUNTERPARTS. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages), each of which shall be an original and all which taken together shall constitute one and the same agreement.
     26. FORCE MAJEURE. It is expressly acknowledged by the Stockholders that in the event that any act of government, war conditions (declared or undeclared), fire, explosions, flood, strikes, labor troubles or other industrial disturbances, inevitable accidents, embargoes, blockades, legal restrictions, riots or insurrections, or any other act or occurrence of whatever nature beyond the reasonable control of any Stockholder (“Force Majeure”) shall prevent or delay compliance by such Stockholder with the terms and conditions of this Agreement, then such failure or delay in compliance by such Stockholder shall be excused while, but not longer than, the Force Majeure conditions described herein prevail.
     27. FINANCIAL REPORTS. The Board shall cause the following financial statements to be prepared, in each case in accordance with GAAP on a consolidated basis, and shall cause to be delivered to each Person who was a Stockholder during the applicable period described below:
(a)	(i)	a balance sheet as of the end of each calendar quarter;
(ii)	a statement of income and cash flows for such quarter and year-to-date; and
(iii)	a statement of stockholders’ equity as of the end of such quarter;
each within ninety (90) days after the end of such applicable period (or more frequently if agreed by the Board);
(b)	(i)	a balance sheet as of the end of each fiscal year;

	(ii)	a statement of income and cash flows for such fiscal year; and

	(iii)	a statement of stockholders’ equity as of the end of such fiscal year;
each within ninety (90) days after the end of such applicable period (or more frequently if agreed by the Board); and
          (c) financial statements prepared by a nationally recognized firm of certified public accountants approved by a majority of the whole Board within the ten (10) days after such statements are furnished by such certified public accountants to the Company, but in no event later than ninety (90) days after the end of each fiscal year.
     28. ACCESS TO RECORDS. Subject to Section 20, each Stockholder or its authorized representative shall have unrestricted access at the Company’s principal office and other appropriate locations, during ordinary business hours on reasonable notice, to all properties, books, records, accounts and information regarding the Company for any purpose reasonably related to such Stockholder’s interest as a Stockholder of the Company.
     29. INDEMNIFICATION.
          (a) The Company shall defend, indemnify and hold harmless any Stockholder who was or is a party to, or is threatened to be made a party to, or is involved in, any threatened, pending or completed Proceeding, by a third party (including any action by or in the right of the Company) by reason of any acts, omissions or alleged acts or omissions by such Person undertaken on behalf of the Company, against and from losses, damages, claims, costs and expenses for which such Person has not otherwise been reimbursed (including (i) reasonable attorneys’ fees, judgments, and fines in all cases and (ii) amounts paid in settlement if agreed by the required vote of the Board of Directors pursuant to the Bylaws of the Company) actually and reasonably incurred in connection with such Proceeding, so long as such act or omission was not done fraudulently or in bad faith or as a result of willful misconduct or gross negligence or in breach of this Agreement or, with respect to any criminal Proceeding, such Person had no reasonable cause to believe his/her conduct was unlawful.
          (b) Each Stockholder shall defend, indemnify and hold harmless the Company and each of the other Stockholders, and its directors, officers, employees, agents, or representatives, of and from any and all losses, damages, claims, costs and expenses (including (i) reasonable attorneys’ fees, judgments, and fines in all cases and (ii) amounts paid in settlement if agreed by the required vote of the Board of Directors pursuant to the Bylaws of the Company), caused by, resulting from or attributable to the fraud, bad faith, willful misconduct or gross negligence of or breach of this Agreement by such Stockholder, its directors, officers, employees, agents, or representatives, excepting only, and to the extent, such losses, damages, claims, costs and expenses may be caused by the fraud, bad faith, willful misconduct, gross negligence or breach of any other Stockholder. The obligation to indemnify under this Agreement will continue in full force and effect notwithstanding the expiration or termination of this Agreement or the Stockholder ceasing to be a stockholder of the Company, with respect to any losses, damages, claims, costs or expenses based on facts or conditions which occurred prior to such termination or withdrawal.
          (c) Indemnification under this Section 29 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 29 shall be deemed contract rights, and no amendment, modification or repeal of this Section 29 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 29 could involve indemnification for negligence but cannot involve indemnification for any act or omission done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence or breach of this Agreement or, with respect to any criminal Proceeding, if such Person had reasonable cause to believe his/her conduct was unlawful.
          (d) The right to indemnification conferred in this Section 29 shall not be exclusive of any other right which a Stockholder indemnified pursuant to this Section 29 may have or hereafter acquire under any law, any provision of the Certificate of Incorporation, this Agreement, any Ancillary Agreement, any vote of Stockholders or otherwise.
          (e) The amount of any indemnity payment arising hereunder shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by the Stockholder seeking indemnification in respect of the indemnified losses, damages, claims, costs and expenses. If any Stockholder shall have received an indemnity payment for any losses, damages, claims, costs and expenses and shall subsequently actually receive insurance proceeds or other amounts for such losses, damages, claims, costs and expenses, then such Stockholder shall pay to the Company or the Stockholder that made such indemnity payment the lesser of the amount of such insurance proceeds or other amounts actually received and retained or the net amount of the indemnity payments actually received previously.
          (f) Expenses (including, without limitation, attorneys’ fees and expenses) incurred by a Stockholder in defending a Proceeding shall be paid by the Company in advance of the final disposition of such action, suit or Proceeding upon receipt of an undertaking by or on behalf of the Stockholder to repay such amount if it shall ultimately be determined that such Stockholder is not entitled to be indemnified by the Company under this Section 29 or under any other contract or agreement between such Stockholder and the Company.
          (g) Notwithstanding the foregoing provisions of this Section 29, the Company shall indemnify a Stockholder otherwise entitled to indemnification hereunder in connection with a proceeding (or part thereof) initiated by such Stockholder only if such Proceeding (or part thereof) was authorized by the Board of Directors by a majority vote; provided, however, that any such Stockholder shall be entitled to reimbursement of its reasonable counsel fees with respect to a Proceeding (or part thereof) initiated by such Stockholder to enforce its right to indemnity or advancement of expenses under the provisions of this Section 29 to the extent such Stockholder is successful on the merits in such Proceeding (or part thereof).
     30. CESSATION DATE. Subject to earlier termination of any such Sections pursuant to Section 31 hereof, in the event that any Stockholder ceases to own any Shares as of any date (the “Cessation Date”), from and after the Cessation Date, such Stockholder shall have no further rights, duties or obligations under this Agreement other than the rights, duties and obligations set forth in Sections 9, 16, 17, 18, 20, 22 and 29 hereof.
     31. TERMINATION UPON IPO. Sections 2, 3, 4, 6, 7, 8, 10, 12, 13, 27, 28 and 29 hereof shall terminate immediately prior to closing of the IPO.

     32. AMENDMENTS AND WAIVERS. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company and (ii) each Stockholder.

     IN WITNESS WHEREOF, the Stockholders and the Company have signed this Agreement as of the day and year first above written.

ARBORGEN INC.
By:	/s/ Barbara H. Wells
	Name:	Barbara H. Wells
Its:President and Chief Executive Officer

RUBICON INDUSTRIES USA, LLC
By:	/s/ Mark A. Taylor
	Name:	Mark A. Taylor
Its: Director

INTERNATIONAL PAPER COMPANY
By:	/s/ Errol A. Harris
	Name:	Errol A. Harris
Its: Vice President

MEADWESTVACO CORPORATION
By:	/s/ Mark T. Watkins
	Name:	Mark T. Watkins
Its: Senior Vice President

[Signature Page to Stockholders Agreement]

SCHEDULE 1
Ownership of Shares by Stockholders as of June 1, 2010

Stockholders	Shares of Common Stock
International Paper Company	10,000,000
MeadWestvaco Corporation	10,000,000
Rubicon Industries USA, LLC	10,000,000

EXHIBIT A
Registration Rights
1. Definitions. Capitalized terms used but not defined in this Exhibit A shall have the meanings ascribed to such terms in the Stockholders Agreement (the “Agreement”) to which this Exhibit A is attached. For purposes of this Exhibit A:
     1.1 “Damages” means any loss, damage, or liability (joint or several) to which a party to this Agreement may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company (or its successor), including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
     1.2 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     1.3 “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Registrable Securities being registered are Registrable Securities issuable upon conversion of debt securities that are also being registered.
     1.4 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
     1.5 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
     1.6 “Holder” means any Stockholder who is a holder of Registrable Securities.
     1.7 “Initiating Holders” means, collectively, Stockholders holding a majority of the Registrable Securities then outstanding who elect to exercise any registration rights provided for in this Exhibit A.
     1.8 “Registrable Securities” means (i) the Shares held by any Stockholder, (ii) any securities issued to Holders in connection with any conversion of the Company into any other form of entity, or as a consequence of any merger, consolidation, reorganization, recapitalization or similar transaction involving the Company in which Shares are exchanged for or otherwise replaced with such securities, and (iii) any of the foregoing securities issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company.
     1.9 “Registrable Securities then outstanding” means the number of shares or other units determined by adding the number of shares or units of outstanding Registrable Securities and the number of shares or units of Registrable Securities issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities of the Company.
     1.10 “SEC” means the Securities and Exchange Commission.
     1.11 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
     1.12 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
     1.19 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.
     1.20 “Trigger Date” means June 1, 2010.
2. Registration Rights. The Company covenants and agrees as follows:
     2.1 Demand Registration.
          (a) Form S-1 Demand. If at any time after the Trigger Date, the Company receives a request from the Initiating Holders that the Company file a Form S-1 registration statement with respect to an amount of Registrable Securities then held by such Initiating Holders that either (i) equals at least twenty percent (20%) of the then-outstanding equity securities of the Company or (ii) the Initiating Holders reasonably believe will result in aggregate gross proceeds of at least US$50 million, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within ten (10) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.
          (b) Demand Registration. If at any time following the date that is one (1) year after the date of completion of an IPO, the Company receives a request from Holders of at least five percent (5%) of the Registrable Securities then outstanding (“Demand Holders”) that the

Company file a registration statement (other than a Form S-1, which the Company shall not be obligated to file pursuant to this Section 2.1(b)) under the Securities Act or Exchange Act with respect to outstanding Registrable Securities of such Holders, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Demand Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Demand Holders, file a registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within ten (10) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.
          (c) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a): (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected one registration pursuant to Section 2.1(a); or (iii) if the Initiating Holders or Demand Holders (as he case may be) propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b): (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12)-month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(c) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders or Demand Holders (as the case may be) withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(c).
     2.2 Company (“Piggyback”) Registration. If, after the Trigger Date, the Company proposes to register (whether pursuant to the exercise of any rights hereunder or otherwise) any of its Registrable Securities then outstanding under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

     2.3 Underwriting Requirements.
          (a) If, pursuant to Section 2.1, the Initiating Holders or Demand Holders, as the case may be, intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders or Demand Holders, as the case may be, subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Initiating Holders or Demand Holders, as the case may be, in writing that marketing factors require a limitation on the number of Registrable Securities to be underwritten, then the Initiating Holders or Demand Holders, as the case may be, shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders or the Demand Holders, as the case may be, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities (other than those to be issued by the Company in such public offering) are first entirely excluded from the underwriting.
          (b) In connection with any offering involving an underwriting of Registrable Securities pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of Registrable Securities requested by Holders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such Registrable Securities which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners,members, retired partners, retired members, stockholders, and Affiliates of such Holder shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.
          2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
          (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of securities of the Company, from selling any Registrable Securities included in such registration;
          (b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
          (c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
          (d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
          (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
          (f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
          (g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

          (h) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
          (i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;
          (j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus; and
          (k) in the event of any underwritten public offering, make reasonably available its management personnel for participation in “road shows” and other reasonable marketing efforts and otherwise provide reasonable assistance to the underwriters (taking into account the needs of the Company’s business and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten offering.
     2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
     2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.
     2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
     2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:
          (a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
          (b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
          (c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.
          (d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.
          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
          (f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

     2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:
          (a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;
          (b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
          (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
     2.10 “Market Stand Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of any equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed (x) one hundred eighty (180) days in the case of the IPO (the “IPO Lock-up Period”), provided, however, that if (1) during the last 17 days of the IPO Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the IPO Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the IPO Lock-Up Period, then in each case the IPO Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the managing underwriter waives, in writing, such extension, or (y) ninety (90) days in the case of any registration other than the IPO (the “Non-IPO Lock-Up Period”), provided, however, that if (1) during the last 17 days of the Non-IPO Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the Non-IPO Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the Non-IPO Lock-Up Period, then in each case the Non-IPO Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the managing underwriter waives, in writing, such extension, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Registrable Securities or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Registrable Securities held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Registrable Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Registrable Securities, in cash, or otherwise. The foregoing provisions of this Section 2.10 shall not apply to the sale of any Shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors and other equity owners of the Company are subject to the same restrictions. The underwriters in connection with such registration are intended third party beneficiaries of this Section 2.10 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.10 or that are necessary to give further effect thereto.

EXHIBIT B
SIGNATURE PAGE TO THE STOCKHOLDERS AGREEMENT
DATED AS OF JUNE 1, 2010 AMONG ARBORGEN INC. AND ITS STOCKHOLDERS
     The undersigned hereby executes the Stockholders Agreement (the “Agreement”), authorizes this Signature Page to be attached as a counterpart of the Agreement, and hereby agrees to be bound by the Agreement; and this Signature Page, together with the Signature Pages of ArborGen Inc. and the other Stockholders shall constitute counterpart copies of the Agreement in accordance with the terms of the Agreement.

Print Stockholder Name
By:
Name:
Title:
Address:

If joint ownership:

Print Stockholder Name
By:
Name:
Title:
Address: